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                                                                    EXHIBIT 10.1
                          FIDELITY SOUTHERN CORPORATION
                                  FIDELITY BANK
                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 17th day of March, 2005, by and among FIDELITY SOUTHERN CORPORATION ("Fidelity"), a Georgia Corporation, FIDELITY BANK ("Bank"), a Georgia corporation, and JAMES B. MILLER, JR. ("Miller").

      WHEREAS, Miller is the Chairman, Chief Executive Officer and President of Fidelity and Chairman and Chief Executive Officer of the Bank;

      WHEREAS, Fidelity and the Bank agree to continue to employ Miller as Chief Executive Officer, subject to his election, to provide the services set forth herein; and

      WHEREAS, Miller agrees to accept such employment and to continue to provide such services in accordance with the terms and conditions of this Agreement;

      NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. EMPLOYMENT/DUTIES.

            (a) Fidelity shall employ Miller as the President and Chief Executive Officer and the Bank shall employ Miller as Chief Executive Officer during the term of his employment as set forth in this Agreement and Miller hereby accepts such employment. Miller also agrees to serve as the Chairman of the Board of Directors of Fidelity (the "Board") and of the Bank upon his election to such positions.

            (b) Miller shall be the senior executive officer of Fidelity and shall be responsible for the day-to-day operations of the business of Fidelity and shall have such authority consistent with such positions and necessary for the conduct of such business under the general direction of the Board of Directors of Fidelity.

            (c) Miller agrees that he will at all times and to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement and shall comply with all policies and procedures adopted by the Board of Directors or any committee thereof. Miller shall devote his full business time to the performance of his obligations hereunder.

            (d) The term of employment of Miller shall be for an initial term of three (3) years, commencing as of January 1, 2005, and may be extended upon written agreement of the parties.

            (e) Miller shall be prohibited from serving as a director of other businesses and as a member of any committee of the board(s) of directors thereof unless the Board

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formally has approved such service before Miller becomes any such director or member of any committee of such board(s) of directors.

      2. COMPENSATION.

            (a) Base Salary. During the term of the employment of Miller hereunder, Fidelity and Bank will pay to Miller an aggregate base salary ("Base Salary") at the rate of $500,000 per year, payable in arrears in equal semi-monthly payments, subject to applicable withholdings and deductions. In the event of the disability of Miller, to the extent payments are received by him under any employer sponsored disability program and/or under any disability policy the premiums of which are paid by Fidelity or the Bank, the payments hereunder are to be reduced by an amount equal to any such disability payments that are intended to replace all or a portion of any compensation Miller loses due to such disability.

            (b) Incentive Compensation. Fidelity and the Bank shall pay to Miller the incentive compensation ("Incentive Compensation") determined as set forth in Attachment A hereto. Miller shall be eligible to participate in incentive plans and programs hereafter adopted as determined by the Board or the Compensation Committee of the Board.

            (c) Employee Benefit Programs. Miller shall be eligible to participate in all employee benefit programs, including medical, dental and hospitalization programs, now or hereafter made available by Fidelity to its employees and/or executives, subject to terms and conditions of such programs, including eligibility. It is understood that Fidelity reserves the right to modify and rescind any program or adopt new programs in its sole discretion.

            (d) Life Insurance for Fidelity. Fidelity may, in its sole discretion, maintain key man life insurance on the life of Miller and designate Fidelity as the beneficiary. Miller agrees to execute any documents necessary to effect the issuance of such policy. Miller hereby acknowledges that he has consented to the purchase and maintenance by Fidelity of the Split Dollar Insurance Plan ("Split Dollar Plan") in the face amount of $400,000 dated October 3, 1984 (including all amendments and replacement and substitute policies, as hereafter mutually agreed in writing). In addition, Fidelity and Bank agree to maintain three Flexible Premium Adjustable Life Insurance, Universal Life policies, one issued by Great-West Life & Annuity Insurance Company ("Great-West") in the face amount of $6 million, one issued by Life Investors Insurance Company of America ("Life Investors") in the face amount of $800,000 and one issued by Mass Mutual Financial Group ("Mass Mutual") in the face amount of $800,000 each of which is payable to beneficiaries designated by Miller, his estate or trust in lieu thereof, at all times hereafter, regardless of the termination of this Agreement or Miller's employment hereunder, including terminations pursuant to Section 3. The policies purchased and maintained by Fidelity under the Split Dollar Plan and the policy purchased and maintained by Fidelity with Great West, or any substituted policies, shall be maintained by Fidelity at all times hereafter, including after the termination of this Agreement or Miller's employment hereunder.

            (e) Vacation. Miller is entitled to five (5) weeks vacation each year. Vacation shall be taken at such times as not to materially interfere with the business of

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Fidelity. The vacation time must be taken prior to the end of each calendar year or as otherwise mutually agreed in writing, otherwise it expires to the extent not taken.

            (f) Expenses. Fidelity shall pay all reasonable expenses incurred by Miller in the performance of his responsibilities and duties for Fidelity, including without limitation, dues payable to the Atlanta Athletic Club and the Capital City Club and to such reasonable civic organizations of Miller's choice. Miller shall submit to Fidelity periodic statements of all expenses so incurred in accordance with the policies of Fidelity then in effect. Subject to such reviews as Fidelity may deem reasonably necessary, Fidelity shall, promptly in the ordinary course of business, reimburse Miller for the full amount of all such expenses advanced by Miller.

            (g) Automobile. Fidelity will continue to provide Miller with an appropriate automobile for his use and will maintain and insure it at Fidelity's expense.

      3. EARLY TERMINATION.

            (a) For Cause. (i) Notwithstanding the foregoing, the Board may terminate the employment of Miller "for cause" (as hereinafter defined) at any time upon 10 business days' prior written notice. The term "for cause" shall mean (A) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (B) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Miller or any related person or affiliated company and are intended to cause harm or damage to Fidelity, the Bank or their subsidiaries, (C) the illegal use of controlled substances, (D) the misappropriation or embezzlement of assets of Fidelity, the Bank or their subsidiaries, (E) the breach of any other material term or provision of this Agreement to be performed by Miller (other than pursuant to Sections 4, 5, 6 or 7) which have not been cured within thirty (30) days of receipt of written notice of such breach from the Board or the board of directors of the Bank, or (F) the breach of any provision of Section 4, 5, 6 or 7 during his employment.

                  (ii) Upon termination for cause, Fidelity and Bank shall have no further obligation to pay any compensation to Miller or make available to Miller participation under any employee benefit program for periods after the effective date of the termination for cause. In such event, Incentive Compensation is payable only for the periods of employment. Base Salary which accrued to the termination date shall be paid on the normal payment date.

            (b) Other Termination by Fidelity. (i) Fidelity and the Bank may terminate the employment of Miller for any reason (other than for cause, death or total disability (as defined in Section 3(d)(iii) below)) at any time upon at least 90 days' prior written notice. Upon such termination, the Base Salary which accrued as of the termination date and the Incentive Compensation payable pursuant to Section 2(b) for the periods of employment will be paid after the effective date of termination on the normal payment dates. Miller's right to additional compensation after the effective date of the termination shall cease, except that if Miller executes a "Release" (as defined below) within the time period specified by Fidelity or the Bank, and does not revoke such Release, Miller will be paid severance equal to the excess of (i) three times his then Base Salary over (ii) the aggregate amount payable under Section 8

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below. Such severance benefit will be payable in seventy-two (72) equal semi-monthly installments commencing on the 15th or last day of the month immediately following the date of termination, whichever date occurs first, and continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. Additionally, if Miller timely executes and does not revoke a Release, the employee welfare benefits as provided in Section 2(c) shall be continued for eighteen (18) months from the date of termination at a cost to Miller not to exceed the amounts paid by executives for such employee welfare benefits; provided, however, that if continued participation in any of such employee welfare benefit plans is not possible under the terms of such plans or any provision of law would create any adverse tax effect for Miller, Fidelity or the Bank, due to such participation, Fidelity will provide substantially identical benefits directly or through an insurance arrangement or pay Miller's costs for such welfare benefits if continued by Miller, including as permitted under ERISA. For purposes of this Agreement, the term "Release" means a general release that releases Fidelity, the Bank, their affiliates, shareholders, directors, officers, employees, employee benefit plans, representatives, and agents and their successors and assigns from any and all employment related claims Miller or Miller's successors and beneficiaries might then have against them (excluding any claims for vested benefits under any employee pension plan of Fidelity or the Bank).

                  (ii) If Miller violates any of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement after the termination of his employment, any additional compensation and benefits under Section 3(b)(i) shall cease.

                  (iii) Subsequent to the date of any written notice of termination provided to Miller pursuant to Section 3(b)(i) or by Miller to Fidelity pursuant to Section 3(c)(ii), Fidelity shall engage the independent accounting firm regularly utilized by Fidelity ("Accounting Firm") to provide to Fidelity and Miller, at Fidelity's expense, a determination of whether any compensation payable to Miller pursuant to Section 3(b)(i) (alone or when added to all other compensation paid or payable to Miller by Fidelity and the Bank) constitutes a "parachute payment" ("Parachute Payment") as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). If the Accounting Firm determines that any compensation payable to Miller pursuant to
Section 3(b)(i) (alone or when added to all other compensation paid or payable to Miller by Fidelity and the Bank) constitutes a Parachute Payment, the Accounting Firm shall also determine: (A) the amount of the excise tax to be imposed under Section 4999 of the Code; (B) whether Miller would realize a greater amount after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) if the compensation payable to Miller pursuant to Section 3(b)(i) were reduced (assuming latest payments are reduced first) so that no amount payable to Miller hereunder (alone or when added to all other compensation paid or payable to Miller by Fidelity and the Bank) constitutes a Parachute Payment than he would realize after federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) and after imposition of the excise tax under Section 4999 of the Code if the amounts payable to Miller hereunder were not so reduced; and (C), if the Accounting Firm determines in (B) above that Miller would realize a higher amount if the compensation payable to Miller were so reduced, the amount of the reductions. All determinations shall be made on a present value basis. The Accounting Firm shall provide to Fidelity and to Miller a written report of its determinations hereunder no later than forty-five (45) days prior to the termination date. No later than fifteen

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(15) days following his receipt of the report from the Accounting Firm, Miller will notify Fidelity in writing of any disagreement with said report, and, in such case, Fidelity shall direct the Accounting Firm to promptly discuss its determinations with an accountant or counsel designated by Miller in his written notice and seek to reach an agreement regarding same no later than fifteen (15) days prior to the termination date, with Fidelity and Miller, each bearing the cost of their own accountants or counsel. If no agreement can be reached within thirty (30) days after the expiration of said fifteen (15) day period, the matter shall be promptly submitted to binding arbitration under Section 13 hereof by either party. The determinations so made shall be binding on the parties. If it is determined hereunder that Miller would realize a greater amount after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) if the compensation payable to him pursuant to
Section 3(b)(i) were reduced (assuming latest payments are reduced first) so that no amount payable to Miller hereunder constitutes a Parachute Payment, then the amounts payable to Miller pursuant to Section 3(b)(i) shall be so reduced.

                  (iv) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code, it is possible that amounts will have been paid or distributed to Miller that should not have been paid or distributed under this Section 3(b) ("Overpayments"), or that additional amounts should be paid or distributed to Miller under this Section 3(b) ("Underpayments"). If based on either the assertion of a deficiency by the Internal Revenue Service against Fidelity or Miller, which assertion has a high probability of success, or controlling precedent or substantial authority, an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that Miller must repay to Fidelity immediately together with interest at the applicable Federal rate under Section 7872 of the Code; provided, however, that no loan will be deemed to have been made and no amount will be payable by Miller to Fidelity unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Miller is subject to tax under
Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If based upon controlling precedent or substantial authority, an Underpayment has occurred, the amount of that Underpayment will be paid to Miller promptly by Fidelity. Whether an Overpayment or Underpayment has occurred may be determined in substantially the same manner as the original determination.

                  (v) Fidelity and Miller shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Fidelity or Miller, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 3(b).

                  (vi) The federal, state and local income or other tax returns filed by Miller shall be prepared and filed on a consistent basis with the determination with respect to the excise tax payable by Miller. Miller, at the request of Fidelity, shall provide Fidelity true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Fidelity, evidencing such conformity.

                                       5
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            (c) TERMINATION BY MILLER. (i) Miller may terminate his employment at any time upon at least 90 days' prior written notice to Fidelity and the Bank. Upon such termination of employment Miller's right to compensation after the effective date of termination shall cease. The Base Salary which accrued as of the termination date and the Incentive Compensation payable pursuant to
Section 2(b) will be paid after the effective date of termination under this
Section 3(c) on the normal payment dates.

                  (ii) Notwithstanding the foregoing, if Fidelity or the Bank fails to perform any of its material obligations hereunder and such failure continues for sixty (60) days after written notice thereof by Miller to the Board, termination by Miller of this Agreement for such failure shall be deemed to constitute a termination by Fidelity and the Bank without cause under Section 3(b)(i) of this Agreement. A reduction in the responsibilities and authority of Miller as provided in Section l(b) shall constitute a breach of a material obligation of Fidelity and Bank hereunder.

            (d) TERMINATION UPON DEATH OR DISABILITY.

                  (i) The employment of Miller shall terminate upon his death, or (10) business days after written notice by Fidelity of termination during the continuance of the total disability (as hereinafter defined) of Miller.

                  (ii) Upon termination upon death or by Fidelity upon total disability, Miller's right to compensation after the effective date of termination shall cease. Base Salary which accrued as of the termination date will be paid after the effective date of termination under this Section 3(d) on the normal payment date(s) and any Incentive Compensation will be paid as provided in Section 2(b). Fidelity and Bank shall have no obligation to pay any compensation for periods after the effective date of such termination under this
Section 3(d).

                  (iii) The term "total disability" means the inability of Miller to substantially perform his duties hereunder for a continuous period of ninety (90) days unless such period is extended in writing by Fidelity, in which event, for such greater period. Total disability shall be deemed to commence upon the expiration of such continuous ninety (90) day period or such greater period, if so extended. In the event of any dispute as to the "total disability" of Miller or the expiration of said ninety (90) day period or such greater period, if so extended, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected or appointed in accordance with the rules of the American Arbitration Association, Atlanta, Georgia. The decision of the arbitrator shall be binding on all parties hereto. Miller agrees to submit medical records requested and to submit to such examination and testing reasonably requested by such physician.

__________
Executive

_________
Fidelity
Southern

_________
Bank

      (e) Life Insurance Policies. Termination of this Agreement or the benefits payable hereunder for any reason, including pursuant to Section 3(a), (b), (c) or (d) hereof, shall not terminate the duty of Fidelity and Bank to maintain or continue the Split Dollar Plan, or that certain life insurance policy with Great-West, Life Investors and Mass Mutual pursuant to Section 2(d) hereof, including any substitute plan or policy hereafter mutually agreed to.

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      4. COVENANT NOT TO COMPETE. Miller agrees that during his employment with
Fidelity or Bank and for a period of eighteen (18) months after termination of Miller's employment with Fidelity or Bank for any reason, that Miller shall not, on his own behalf or on another's behalf, work in any management or executive capacity in the business of providing banking or banking related services. This restriction shall apply only within a 50-mile radius of 3490 Piedmont Road, Atlanta, Georgia 30305. Miller agrees that because of the nature of Fidelity's and Bank's business, the nature of Miller's job responsibilities, and the nature of the Confidential Information and Trade Secrets of Fidelity and Bank which Fidelity and Bank will give Miller access to, any breach of this provision by Miller would result in the inevitable disclosure of Fidelity's and Bank's Trade Secrets and Confidential Information to its direct competitors.

      5. NON-SOLICITATIONS OF CLIENTS AND CUSTOMERS. Miller agrees that during his employment with Fidelity or Bank and for a period of eighteen (18) months after termination of his employment with Fidelity or Bank for any reason, Miller will not directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with any client or customer of Fidelity or Bank for the purpose of providing banking or banking related services. This restriction shall apply only to any client or customer of Fidelity or Bank with whom Miller had material contact during the last twelve months of Miller's employment with Fidelity or Bank. "Material contact" means interaction between Miller and the client or customer which takes place to further the business relationship. "Clients" and "customers" include, but are not limited to, depositors and commercial loan customers.

      6. NON-SOLICITATIONS OF EMPLOYEES. Miller agrees that during his employment with Fidelity or Bank and for a period of eighteen (18) months after termination of his employment with Fidelity or Bank for any reason, Miller will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of Fidelity or Bank with whom Miller had material contact during Miller's employment with Fidelity or Bank. This restriction shall apply only to recruiting, hiring or attempting to recruit or hire any employee for the purpose of working in the business of providing banking or banking related services.

      7. CONFIDENTIALITY, PROPRIETARY INFORMATION AND INVENTIONS.

            (a) During the term of Miller's employment with Fidelity or Bank, and at all times thereafter, Miller shall not use or disclose to others, without the prior written consent of Fidelity and Bank, any Trade Secrets (as hereinafter defined) of Fidelity or Bank, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity or Bank (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.

            (b) During the term of Miller's employment with Fidelity or Bank, and for eighteen (18) months after termination of his employment with Fidelity or Bank for any reason, Miller shall not use or disclose to others, without the prior written consent of Fidelity and Bank, any Confidential Information (as hereinafter defined) of Fidelity or Bank, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity or Bank (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.

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            (c) Upon termination of employment with Fidelity or Bank for any reason, Miller shall not take with him any documents or data of Fidelity or Bank or any subsidiary or of any customer thereof or any reproduction thereof and agrees to return any such documents and data in his possession at that time.

            (d) Miller agrees to take reasonable precautions to safeguard and maintain the confidentiality and secrecy and limit the use of all Trade Secrets and Confidential Information of Fidelity, Bank and all subsidiaries and customers thereof.

            (e) Trade Secrets shall include only such information constituting a "Trade Secret" within the meaning of subsection 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including as hereafter amended. Confidential Information shall include all information and data which is protectable as a legal form of property or non-public information of Fidelity or Bank or their customers, excluding any information or data which constitutes a Trade Secret.

            (f) Trade Secrets and Confidential Information shall not include any information (A) which becomes publicly known through no fault or act of Miller;
(B) is lawfully received by Miller from a third party after termination of employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement; or (C) which is independently developed by Miller and entirely unrelated to the business of providing banking or banking related services.

            (g) Miller agrees that any and all information and data originated by Miller while employed by Fidelity or Bank and, where applicable, by other employees or associates under Miller's direction or supervision in connection with or as a result of any work or service performed under the terms of Miller's employment, shall be promptly disclosed to Fidelity and Bank, shall become Fidelity and/or Bank's property, and shall be kept confidential by Miller. Any and all such information and data, reduced to written, graphic, or other tangible form and any and all copies and reproduction thereof shall be furnished to Fidelity and Bank upon request and in any case shall be returned to Fidelity and Bank upon termination of Miller's employment with Fidelity or Bank.

            (h) Miller agrees that Miller will promptly disclose to Fidelity and Bank all inventions or discoveries made, conceived, or for the first time reduced to practice in connection with or as a result of the work and/or services Miller performs for Fidelity or Bank.

            (i) Miller agrees that he will assign the entire right, title, and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Fidelity and Bank. Miller further agrees that Miller will, without expense to Fidelity or Bank, execute all documents and do all acts which may be necessary, desirable, or convenient to enable Fidelity and Bank, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.

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      8. CONSIDERATION FOR NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE
PROVISIONS. In consideration of Miller's undertakings set forth in Sections 4, 5, 6 and 7 above, with respect to periods after termination of employment, Fidelity or the Bank will pay Miller thirty six (36) equal semi-monthly installments, each installment in an amount equal to sixty percent (60%) of his then Base Salary divided by 24, commencing on the 15th or last day of the month immediately following the date of termination of employment, whichever date occurs first, and on the 15th and last day of each calendar month thereafter until all such installments are paid. If Miller violates any of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement, Miller waives and forfeits any and all rights to any further payments under this Agreement, including but not limited to, any additional payments, compensation or severance he may otherwise be entitled to receive under this Agreement, whether pursuant to this Section or otherwise.

      9. SPECIFIC PERFORMANCE. Because of Miller's knowledge and experience, Miller agrees that Fidelity shall be entitled to specific performance, an injunction, temporary injunction or other similar relief without the posting of a bond or other security in addition to all other rights and remedies it might have for any violation of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement. In any such court proceeding, Miller will not object thereto and claim that monetary damages are an adequate remedy.

      10. MAXIMUM PAYMENTS. The total amount payable hereunder as severance pay (as set forth in Section 3(b)(i)) and consideration for the non-compete, non-solicitation and non-disclosure provisions (as set forth in Section 8) shall not exceed three times Miller's Base Salary.

      11. NO SETOFF. Nothing in this Agreement will limit or otherwise affect such rights as Miller may have under any other contract or agreement with Fidelity Southern, the Bank or Affiliates, except as specifically set forth in such contract or agreement. Amounts which constitute vested benefits or which Miller is otherwise entitled to receive under any employee benefit plan, policy, practice or program of or any contract or agreement (collectively, "programs") with Fidelity or the Bank at or subsequent to Miller's termination of employment will be payable in accordance with such programs.

      12. INDEMNIFICATION OF MILLER. Fidelity shall indemnify Miller and shall advance reimbursable expenses incurred by Miller in any proceeding against Miller, including a proceeding brought by or in the right of Fidelity, as a director or officer of Fidelity or any subsidiary thereof, except claims and proceedings brought by Fidelity against Miller, to the fullest extent permitted under the Articles of Incorporation and By-Laws of Fidelity and the Georgia Business Corporation Code, as amended from time to time.

      13. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or upon delivery to the address of the party determined pursuant to this Section when delivered by express mail, overnight courier or other similar method to such address or by facsimile transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or five (5) business days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the

                                       9
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respective party as set forth below, which address may be changed by written notice to the other party:

                  If to Fidelity:

                           Fidelity Southern Corporation
                           3490 Piedmont Road
                           Suite 1550
                           Atlanta, Georgia 30305
                           Attn:  Board of Directors

                  If to Miller:

                           James B. Miller, Jr.
                           c/o Fidelity Southern Corporation
                           3490 Piedmont Road, Suite 1550
                           Atlanta, Georgia 30305

      14. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon and enforceable by Miller and his estate, personal representatives and heirs, and by Fidelity and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Miller.

      15. ENTIRE AGREEMENT. This Agreement, including the Split Dollar Plan and the Flexible Premium Adjustable Life Insurance, Universal Life policies and Miller Continuity Agreement are intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Miller as an employee and officer of Fidelity and election as Chairman of the Board of Fidelity and the Bank and supersedes all prior agreements and understandings, oral or written.

      16. BINDING ARBITRATION/ATTORNEY FEES. Except as otherwise specifically provided herein, including as provided in Section 9 hereof, Specific Performance, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia ("AAA") by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement. All reasonable costs and expense incurred in connection with any such arbitration proceedings and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

__________
Executive

_________
Fidelity
Southern

_________
Bank

      17. AMENDMENTS. This Agreement may not be amended or modified except in writing signed by both parties.

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      18. WAIVERS. The failure of either party to insist upon the strict performance of any provision hereof shall not constitute a wavier of such provision. All waivers must be in writing.

      19. FUTURE EMPLOYERS. Fidelity or Bank may notify anyone employing Miller or evidencing an intention to employ Miller as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. Miller agrees that for a period of 18 months after termination of Miller's employment with Fidelity or Bank for any reason, Miller will provide Fidelity and Bank the identity of any employer Miller goes to work for along with Miller's job title and anticipated job duties with any such employer.

      20. GOVERNING LAW. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, excluding its conflicts of laws.

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

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    FIDELITY SOUTHERN CORPORATION

                                    By: /s/ David R. Bockel
                                       ------------------------------------
                                    Name: David R. Bockel
                                    Title: Chairman, Compensation Committee

                                    FIDELITY BANK

                                    By: /s/ David R. Bockel
                                       ------------------------------------
                                    Name: David R. Bockel
                                    Title: Chairman, Compensation Committee

                                    MILLER

                                        /s/ James B. Miller
                                    ---------------------------------------
                                        James B. Miller, Jr.

                                  ATTACHMENT A
                             INCENTIVE COMPENSATION

      For each calendar year during the term of the Agreement, the Compensation Committee ("Committee") of the Board of Directors of Fidelity will establish in its sole discretion (after discussion with Miller) a target consolidated net income of Fidelity Southern Corporation and Subsidiaries ("Fidelity") before the Incentive Compensation provided herein, excluding extraordinary items (determined in accordance with generally accepted accounting principles) ("Target Income") for such calendar year prior to the commencement of the calendar year. Miller will be paid incentive compensation ("Incentive Compensation") in cash depending upon the percentage in excess of Target Income achieved for such calendar year.

      In the event the consolidated net income of Fidelity for any calendar year before the Incentive Compensation provided herein and excluding extra-ordinary items, determined in accordance with generally accepted accounting principles ("Income") achieved exceeds 100% of the Target Income, the Incentive Compensation shall be the product of (i) $100,000 times (ii) the incremental percentage of the Target Income between 100% of the Target Income and 105% of the Target Income. For example, if the percentage of Income achieved is 104% of the Target Income, the Incentive Compensation is $80,000. No Incentive Compensation will be paid if the percentage of Target Income achieved is 100% or less. The maximum Incentive Compensation shall be $100,000.

      The Compensation Committee may modify the Target Income for any calendar year at any time during a calendar year to reflect changes resulting from changes in accounting principles or practices of Fidelity and changes in the business plan.

      In the event of any dispute as to the achieved Income, it shall be such amount as set forth in Fidelity's certified financial statements less the amount of this Incentive Compensation for such calendar year.

      The right of Miller to receive the Incentive Compensation hereunder related to a calendar year shall vest on the last day of such calendar year. In the event Miller is entitled pursuant to the Agreement to Incentive Compensation for a period of less than a full year, the Incentive Compensation for such year shall vest on the last day of his employment and the amount shall be determined as set forth hereinabove for the calendar year prorated based upon the percentage of the year Miller was employed under the Agreement.

      Payment is to be made in cash promptly after the amount is determined but in no event more than 90 days after the end of the calendar year. The Committee, in its sole discretion, during a calendar year may make a non-refundable prepayment of a portion of the Incentive Compensation to Miller if it believes that the partial payment will not exceed the amount of the Incentive Compensation for that calendar year.

                                   FIDELITY SOUTHERN CORPORATION

                                   By: /s/ David R. Bockel
                                      ------------------------------------
                                   Name: David R. Bockel
                                   Title: Chairman, Compensation Committee

                                   FIDELITY BANK

                                   By: /s/ David R. Bockel
                                      ------------------------------------
                                   Name: David R. Bockel
                                   Title: Chairman, Compensation Committee

                                   MILLER

                                       /s/ James B. Miller, Jr.
                                   ---------------------------------------
                                       James B. Miller, Jr.